Liberty Energy Inc. Announces Third Quarter 2024 Financial and Operational Results
October 16, 2024
Liberty Energy Inc. (NYSE: LBRT; “Liberty” or the “Company”) announced today third quarter 2024 financial and operational results.
Summary Results and Highlights
•Revenue of $1.1 billion, a 2% sequential decrease
•Net income of $74 million, or $0.44 fully diluted earnings per share (“EPS”)
•Adjusted EBITDA1 of $248 million
•Delivered 22% TTM Adjusted Pre-Tax Return on Capital Employed (“ROCE”)2
•Distributed $51 million to shareholders through share repurchases and cash dividends
•Repurchased and retired 1.2% of shares outstanding during the third quarter, and a cumulative 14.3% of shares outstanding since reinstatement of the repurchase program in July 2022
•Increased quarterly cash dividend by 14% to $0.08 per share beginning fourth quarter of 2024
•Liberty’s multi-year fleet technology transition on track to start 2025 with 90% of fleets primarily powered by natural gas
•A digiPrime fleet completed the highest number of monthly hours pumped of any crew in Liberty history
•Quarterly record for company pumping efficiency
•Shipped Liberty fleet to Australia, with completions activity commencing during the fourth quarter
“Liberty delivered a solid quarter with revenue of $1.1 billion and Adjusted EBITDA1 of $248 million. We again reached new heights in efficiencies, pumping more hours in a quarter than ever before, amidst a backdrop of a slowing demand environment. A Liberty digiPrime fleet set the company record for number of monthly hours pumped by any crew in company history. I’m proud of our team for executing at the highest operating levels, generating strong financial performance and value for our customers,” commented Chris Wright, Chief Executive Officer.
“Our strategic investments in digiFleets and power generation are expanding our competitive advantage and market opportunities, while enabling a robust return of capital program. Since July 2022, we have distributed $509 million to shareholders through the retirement of 14% of shares outstanding and quarterly cash dividends. This week we announced a 14% increase in our quarterly cash dividend to $0.08 per share. The compounding effect of share buybacks and dividends is driving higher total shareholder returns over cycles,” continued Mr. Wright.
“Focused investments have allowed us to develop new markets and lead technology innovation and operational efficiency in the industry. Over the past year, Liberty entered partnerships to develop the new gas-rich Beetaloo Basin in Australia. We have taken a significant step forward with the arrival of a Liberty fleet in country,” continued Mr. Wright. “During the third quarter, the Liberty Advanced Equipment Technologies (LAET) manufacturing and assembly division delivered its first digiPrime pumps. Additionally, Liberty Power Innovations’ (LPI) expanded operations in the DJ Basin are off to a strong start, helping bring our frac fleet CNG fueling services to critical mass.”
“Today, the rising demand for power in commercial and industrial applications offers compelling opportunities for LPI. We are excited to leverage the expertise that we have built constructing and managing power plants for frac fleets to additional opportunities both inside and outside the oilfield.”

Outlook
Oil markets reflect significant uncertainty across the global economy, OPEC+ production plans, Chinese economic growth and Middle East geopolitical dynamics. Global demand for oil will grow by approximately one million barrels of oil per day this year and is expected to exceed this next year. While global oil production may be in surplus in 2025, oil prices are expected to remain relatively rangebound and supportive of North American activity.
Natural gas prices rose in recent weeks after storage congestion concerns eased due to producer curtailments and strong domestic power generation demand, but higher prices may incentivize reversal of curtailments and prove to be transitory. The commissioning of LNG export facilities in the U.S. and Canada is expected to stimulate gas activity in 2025 and support higher sustained natural gas demand.
Frac markets are navigating the slowing of E&P operators’ 2024 development programs in response to the strong first-half 2024 efficiency gains from factors including consolidation, longer laterals, and concentration in high-graded acreage. Elevated uncertainty in energy markets has further left operators reluctant to accelerate completions activity in advance of the new year. We now expect a low double-digit percentage reduction in Q4 activity, a bit more than the typical Q4 softening. Completions activity likely increases in early 2025 to support flattish E&P oil & gas production targets. Since late 2023, U.S. crude oil production has been relatively flat and would likely decline if current completions activity levels persist.
Frac industry dynamics are poised to improve in 2025 from today’s levels. E&Ps brought wells to production faster this year, in part due to completion efficiencies and increased frac intensity with higher pump rates. Efficiencies were aided by a mix shift towards larger producers benefiting from consolidation and partnership with top tier frac service providers. Industry-wide frac efficiency is at its highest levels, but we expect the rate of improvement will slow going forward. Higher intensity fracs require more horsepower. Softer activity has been a catalyst for attrition, equipment cannibalization, and idling of fleets. Together, these imply that the supply and demand balance of frac fleets is tighter than headline fleet counts suggest.
Large, well-capitalized E&Ps are enjoying attractive economics across a wide range of oil prices. To maintain efficiency gains and further support the increasing complexity of E&P needs, investment is necessary in leading edge service technologies. Soft year end frac activity levels are pressuring prices in the near term to levels that are inconsistent with the anticipated market demand and supply of horsepower in 2025. It is important that service prices support investment, especially given aging equipment, industry underinvestment in next generation technologies, and growing fleet sizes.
“Few service providers are positioned to manage the growing complexities of completion demands with quality services and next generation technologies. We are significantly advantaged with our deep customer relationships, leading edge digiTechnologies offering, and the integrated services that enable strong efficiencies for our customers and returns for our shareholders,” commented Mr. Wright.
“We remain disciplined in investing and asset deployment as we seek to drive superior long-term financial results. Over the last two years we have maintained a roughly flat deployed fleet count. However, amidst near term reductions in customer activity and market pressures, we are planning to temporarily and modestly reduce our deployed fleet count while continuing to support our long-term partners.”
“Looking ahead, we expect to deliver healthy free cash flow generation in 2025. Our investment cadence within frac slows following an accelerated technology transition push in the last few years. Our strategic investment is expected to shift in support of our growing opportunities for power generation services. We are well-positioned to deliver on our dual priorities of strategic investment and return of capital to shareholders, creating value over the long-term,” continued Mr. Wright.
Share Repurchase Program
During the quarter ended September 30, 2024, Liberty repurchased and retired 1,939,072 shares of Class A common stock at an average of $20.27 per share, representing 1.2% of shares outstanding, for approximately $39 million. Liberty has cumulatively repurchased and retired 14.3% of shares outstanding at program commencement on July 25, 2022. Total remaining authorization for future common share repurchases is approximately $323 million.
The shares may be repurchased from time to time in open market transactions, through block trades, in privately negotiated transactions, through derivative transactions or by other means in accordance with federal securities laws. The timing, as well as the number and value of shares repurchased under the program, will be determined by the Company at its discretion and will depend on a variety of factors, including management’s assessment of the intrinsic value of the Company’s common stock, the market price of the Company’s common stock, general market and economic conditions, available liquidity, compliance with the Company’s debt and other agreements, applicable legal requirements, and other considerations. The exact number of shares to be repurchased by the Company is not guaranteed, and the program may be suspended, modified, or discontinued at any time without prior notice. The Company expects to fund the repurchases by using cash on hand, borrowings under its revolving credit facility and expected free cash flow to be generated through the authorization period.
Cash Dividend
During the quarter ended September 30, 2024, the Company paid a quarterly cash dividend of $0.07 per share of Class A common stock, or approximately $11 million in aggregate to shareholders.
On October 15, 2024, the Board declared a cash dividend of $0.08 per share of Class A common stock, to be paid on December 20, 2024 to holders of record as of December 6, 2024.
Future declarations of quarterly cash dividends are subject to approval by the Board of Directors and to the Board’s continuing determination that the declarations of dividends are in the best interests of Liberty and its stockholders. Future dividends may be adjusted at the Board’s discretion based on market conditions and capital availability.
Third Quarter Results
For the third quarter of 2024, revenue was $1.1 billion, compared to $1.2 billion in each of the third quarter of 2023 and the second quarter of 2024.
Net income (after taxes) totaled $74 million for the third quarter of 2024 compared to $149 million in the third quarter of 2023 and $108 million in the second quarter of 2024.
Adjusted Net Income3 (after taxes) totaled $76 million for the third quarter of 2024 compared to $149 million in the third quarter of 2023 and $103 million in the second quarter of 2024.
Adjusted EBITDA1 was $248 million in the third quarter of 2024 compared to $319 million in the third quarter of 2023 and $273 million in the second quarter of 2024.
Fully diluted earnings per share of $0.44 for the third quarter of 2024 compared to $0.85 for the third quarter of 2023 and $0.64 for the second quarter of 2024.
Adjusted Net Income per Diluted Share3 of $0.45 for the third quarter of 2024 compared to $0.86 for the third quarter of 2023 and $0.61 for the second quarter of 2024.
Please refer to the tables at the end of this earnings release for a reconciliation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per Diluted Share (each, a non-GAAP financial measure) to the most directly comparable GAAP financial measures.
Balance Sheet and Liquidity
As of September 30, 2024, Liberty had cash on hand of $23 million, a decrease from second quarter levels, and total debt of $123 million, drawn on the secured asset-based revolving credit facility. Total liquidity, including availability under the credit facility, was $352 million as of September 30, 2024.

Conference Call
Liberty will host a conference call to discuss the results at 8:00 a.m. Mountain Time (10:00 a.m. Eastern Time) on Thursday, October 17, 2024. Presenting Liberty’s results will be Chris Wright, Chief Executive Officer, Ron Gusek, President, and Michael Stock, Chief Financial Officer.
Individuals wishing to participate in the conference call should dial (833) 255-2827, or for international callers (412) 902-6704. Participants should ask to join the Liberty Energy call. A live webcast will be available at http://investors.libertyenergy.com. The webcast can be accessed for 90 days following the call. A telephone replay will be available shortly after the call and can be accessed by dialing (877) 344-7529, or for international callers (412) 317-0088. The passcode for the replay is 5442952. The replay will be available until October 24, 2024.
About Liberty
Liberty is a leading North American energy services firm that offers one of the most innovative suites of completion services and technologies to onshore oil and natural gas exploration and production companies. Liberty was founded in 2011 with a relentless focus on developing and delivering next generation technology for the sustainable development of unconventional energy resources in partnership with our customers. Liberty is headquartered in Denver, Colorado. For more information about Liberty, please contact Investor Relations at IR@libertyenergy.com.
1    “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Please see the supplemental financial information in the table under “Reconciliation of Net Income to EBITDA and Adjusted EBITDA” at the end of this earnings release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to its most directly comparable GAAP financial measure.
2    Adjusted Pre-Tax Return on Capital Employed is a non-U.S. GAAP operational measure. Please see the supplemental financial information in the table under “Calculation of Adjusted Pre-Tax Return on Capital Employed” at the end of this earnings release for a calculation of this measure.
3    “Adjusted Net Income” and “Adjusted Net Income per Diluted Share” are not presented in accordance with U.S. GAAP. Please see the supplemental financial information in the table under “Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share” at the end of this earnings release for a reconciliation of the non-GAAP financial measures of Adjusted Net Income and Adjusted Net Income per Diluted Share to the most directly comparable GAAP financial measures.
Non-GAAP Financial Measures
This earnings release includes unaudited non-GAAP financial and operational measures, including EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per Diluted Share, and Adjusted Pre-Tax Return on Capital Employed (“ROCE”). We believe that the presentation of these non-GAAP financial and operational measures provides useful information about our financial performance and results of operations. We define Adjusted EBITDA as EBITDA adjusted to eliminate the effects of items such as non-cash stock-based compensation, new fleet or new basin start-up costs, fleet lay-down costs, gain or loss on the disposal of assets, unrealized gain or loss on investments, net, bad debt reserves, transaction and other costs, the loss or gain on remeasurement of liability under our tax receivable agreements, and other non-recurring expenses that management does not consider in assessing ongoing performance.
Our board of directors, management, investors, and lenders use EBITDA and Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation, depletion, and amortization) and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under U.S. GAAP.
We present Adjusted Net Income and Adjusted Net Income per Diluted Share because we believe such measures provide useful information to investors regarding our operating performance by excluding the after-tax impacts of unusual or one-time benefits or costs, including items such as unrealized gain or loss on investments, net, transaction and other costs, and the loss or gain on remeasurement of liability under our tax receivable agreements, primarily because management views the excluded items to be outside of our normal operating results. We define Adjusted Net Income as net income after eliminating the effects of such excluded items and Adjusted Net Income per Diluted Share as Adjusted Net Income divided by the number of weighted average diluted shares outstanding. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in our business.
We define ROCE as the ratio of adjusted pre-tax net income (adding back income tax and certain adjustments that include tax receivable agreement impacts, unrealized gain or loss on investments, net, and transaction and other costs, when applicable) for the twelve months ended September 30, 2024 to Average Capital Employed. Average Capital Employed is the simple average of total capital employed (both debt and equity) as of September 30, 2024 and September 30, 2023. ROCE is presented based on our management’s belief that these non-GAAP measures are useful information to investors when evaluating our profitability and the efficiency with which management has employed capital over time. Our management uses ROCE for that purpose. ROCE is not a measure of financial performance under U.S. GAAP and should not be considered an alternative to net income, as defined by U.S. GAAP.
Non-GAAP financial and operational measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial and operational measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with U.S. GAAP. See the tables entitled Reconciliation and Calculation of Non-GAAP Financial and Operational Measures for a reconciliation or calculation of the non-GAAP financial or operational measures to the most directly comparable GAAP measure.
Forward-Looking and Cautionary Statements
The information above includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, statements about our expected growth from recent acquisitions, expected performance, future operating results, oil and natural gas demand and prices and the outlook for the oil and gas industry, future global economic conditions, the impact of worldwide political, military and armed conflict, the impact of announcements and changes in oil production quotas by oil exporting countries, improvements in operating procedures and technology, our business strategy and the business strategies of our customers, the deployment of fleets in the future, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, return of capital to stockholders, business strategy and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “outlook,” “project,” “plan,” “position,” “believe,” “intend,” “achievable,” “forecast,” “assume,” “anticipate,” “will,” “continue,” “potential,” “likely,” “should,” “could,” and similar terms and phrases. However, the absence of these words does not mean that the statements are not forward-looking. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. The outlook presented herein is subject to change by Liberty without notice and Liberty has no obligation to affirm or update such information, except as required by law. These forward-looking statements represent our current expectations or beliefs concerning future events, and it is possible that the results described in this earnings release will not be achieved. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in Liberty's filings with the Securities and Exchange Commission. As a result of these factors, many of which are beyond our control, actual results may differ materially from those indicated or implied by such forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q, and in our other public filings with the SEC. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.
Contact:
Michael Stock
Chief Financial Officer
Anjali Voria, CFA
Director of Investor Relations
303-515-2851
IR@libertyenergy.com

Liberty Energy Inc.
Selected Financial Data
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Statement of Operations Data:	(amounts in thousands, except for per share data)
Revenue	$1,138,578	$1,159,884	$1,215,905	$3,371,587	$3,672,970
Costs of services, excluding depreciation, depletion, and amortization shown separately	840,274	835,798	850,247	2,458,752	2,572,119
General and administrative	58,614	57,700	55,040	169,300	166,110
Transaction and other costs	—	—	202	—	1,804
Depreciation, depletion, and amortization	126,395	123,305	108,997	372,886	303,093
Loss (gain) on disposal of assets	6,017	1,248	(3,808)	6,105	(6,981)
Total operating expenses	1,031,300	1,018,051	1,010,678	3,007,043	3,036,145
Operating income	107,278	141,833	205,227	364,544	636,825
Unrealized loss (gain) on investments, net	2,727	(7,201)	—	(4,474)	—
Interest expense, net	8,589	8,063	6,776	23,715	21,142
Net income before taxes	95,962	140,971	198,451	345,303	615,683
Income tax expense	22,158	32,550	49,843	81,186	151,658
Net income	73,804	108,421	148,608	264,117	464,025
Less: Net income attributable to non-controlling interests	—	—	—	—	91
Net income attributable to Liberty Energy Inc. stockholders	$73,804	$108,421	$148,608	$264,117	$463,934
Net income attributable to Liberty Energy Inc. stockholders per common share:
Basic	$0.45	$0.65	$0.88	$1.59	$2.68
Diluted	$0.44	$0.64	$0.85	$1.55	$2.62
Weighted average common shares outstanding:
Basic	164,741	166,210	169,781	165,755	173,135
Diluted	168,595	169,669	173,984	169,947	177,284

Other Financial and Operational Data
Capital expenditures (1)	$162,835	$134,081	$161,379	$438,909	$442,779
Adjusted EBITDA (2)	$247,811	$273,256	$319,213	$765,853	$960,561

(1)Net capital expenditures presented above include investing cash flows from purchase of property and equipment, excluding acquisitions, net of proceeds from the sales of assets.
(2)Adjusted EBITDA is a non-GAAP financial measure. See the tables entitled “Reconciliation and Calculation of Non-GAAP Financial and Operational Measures” below.

Liberty Energy Inc.
Condensed Consolidated Balance Sheets
(unaudited, amounts in thousands)
	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$23,012	$36,784
Accounts receivable and unbilled revenue	594,056	587,470
Inventories	197,563	205,865
Prepaids and other current assets	107,889	124,135
Total current assets	922,520	954,254
Property and equipment, net	1,834,214	1,645,368
Operating and finance lease right-of-use assets	357,757	274,959
Other assets	158,393	158,976
Total assets	$3,272,884	$3,033,557
Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$655,519	$572,029
Current portion of operating and finance lease liabilities	93,052	67,395
Total current liabilities	748,571	639,424
Long-term debt	123,000	140,000
Long-term operating and finance lease liabilities	255,020	197,914
Deferred tax liability	102,287	102,340
Payable pursuant to tax receivable agreements	75,008	112,471
Total liabilities	1,303,886	1,192,149

Stockholders' equity:
Common Stock	1,634	1,666
Additional paid in capital	996,336	1,093,498
Retained earnings	980,914	752,328
Accumulated other comprehensive loss	(9,886)	(6,084)
Total stockholders’ equity	1,968,998	1,841,408
Total liabilities and equity	$3,272,884	$3,033,557

Liberty Energy Inc.
Reconciliation and Calculation of Non-GAAP Financial and Operational Measures
(unaudited, amounts in thousands, except per share data)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net income	$73,804	$108,421	$148,608	$264,117	$464,025
Depreciation, depletion, and amortization	126,395	123,305	108,997	372,886	303,093
Interest expense, net	8,589	8,063	6,776	23,715	21,142
Income tax expense	22,158	32,550	49,843	81,186	151,658
EBITDA	$230,946	$272,339	$314,224	$741,904	$939,918
Stock-based compensation expense	8,121	6,870	8,595	22,318	23,738
Unrealized loss (gain) on investments, net	2,727	(7,201)	—	(4,474)	—
Fleet start-up and lay-down costs	—	—	—	—	2,082
Transaction and other costs	—	—	202	—	1,804
Loss (gain) on disposal of assets	6,017	1,248	(3,808)	6,105	(6,981)
Adjusted EBITDA	$247,811	$273,256	$319,213	$765,853	$960,561

Reconciliation of Net Income and Net Income per Diluted Share to Adjusted Net Income and Adjusted Net Income per Diluted Share
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Net income	$73,804	$108,421	$148,608	$264,117	$464,025
Adjustments:
Less: Unrealized loss (gain) on investments, net	2,727	(7,201)	—	(4,474)	—
Add back: Transaction and other costs	—	—	202	—	1,804
Total adjustments, before taxes	2,727	(7,201)	202	(4,474)	1,804
Income tax expense (benefit) of adjustments	656	(1,707)	53	(1,051)	444
Adjusted Net Income	$75,875	$102,927	$148,757	$260,694	$465,385

Diluted weighted average common shares outstanding	168,595	169,669	173,984	169,947	177,284
Net income per diluted share	$0.44	$0.64	$0.85	$1.55	$2.62
Adjusted Net Income per Diluted Share	$0.45	$0.61	$0.86	$1.53	$2.63

Calculation of Adjusted Pre-Tax Return on Capital Employed
	Twelve Months Ended
	September 30,
	2024	2023
Net income	$356,500
Add back: Income tax expense	108,010
Less: Gain on remeasurement of liability under tax receivable agreements (1)	(1,817)
Less: Unrealized gain on investments, net	(4,474)
Add back: Transaction and other costs	249
Adjusted Pre-tax net income	$458,468
Capital Employed
Total debt	$123,000	$223,000
Total equity	1,968,998	1,788,562
Total Capital Employed	$2,091,998	$2,011,562

Average Capital Employed (2)	$2,051,780
Adjusted Pre-Tax Return on Capital Employed (3)	22%

(1)Gain on remeasurement of the liability under tax receivable agreements is calculated using the Company’s effective tax rates and payments expected to be made under the agreements and should be excluded in the determination of adjusted pre-tax return on capital employed.
(2)Average Capital Employed is the simple average of Total Capital Employed as of September 30, 2024 and 2023.
(3)Adjusted Pre-tax Return on Capital Employed is the ratio of adjusted pre-tax net income for the twelve months ended September 30, 2024 to Average Capital Employed.